Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Resignation of John Rakolta, Jr. From Board of Directors

CONFIRMED AS U.S. AMBASSADOR TO THE UNITED ARAB EMIRATES

Bloomfield Hills, MI, September 26, 2019 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced the resignation of John Rakolta, Jr. from the Company’s Board of Directors (the “Board”). Mr. Rakolta resigned due to his recent confirmation as the United States Ambassador to the United Arab Emirates. Mr. Rakolta has served as a Director since August 2011.

“I would like to personally thank John for his years of incredible service to our Company,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “John has been an invaluable resource, a truly disruptive thinker and mentor to me and our entire Company. On behalf of Agree Realty Corporation, I want to express our sincere appreciation for his lasting contributions to our Company. We wish him nothing but the best in his service to our country.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 782 properties, located in 46 states and containing approximately 13.9 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190